Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bush and Associates CPA LLC
9555 S. Eastern Ave., Suite 280,

Las Vegas, NV 89123.

We hereby consent to the incorporation by reference of our report dated April 1, 2026, relating to the financial statements and financial statement schedules of iSpecimen Inc., included in this Annual Report on Form 10-K.

/s/ Bush & Associates CPA, LLC
Bush & Associates CPA, LLC
Las Vegas, Nevada
April 1, 2026